EXHIBIT 21-1



                PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES



                        Subsidiaries of the Registrant



    The following are subsidiaries of  the  Registrant.  Their voting securities
are owned 100% by the Registrant.    All of the subsidiaries are incorporated in
Pennsylvania.


                 Pennsylvania Gas and Water Company

                 Pennsylvania Energy Resources, Inc.

                 Theta Land Corporation

                 Pennsylvania Energy Marketing Company

                 Penn Gas Development Co.*


* A subsidiary of PG&W accounted for on the equity method which has not been consolidated since it is insignificant.
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